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                                                                   EXHIBIT 10.20

                                LICENSE AGREEMENT

THIS AGREEMENT, effective as of June 1, 1994, ("Effective Date"), by and between THOMAS JEFFERSON UNIVERSITY ("TJU"), a not-for-profit corporation, formed under the laws of the Commonwealth of Pennsylvania, and having its principal place of business at 11th and Walnut Streets, Philadelphia, Pennsylvania 19107, and INTRACEL Corporation ("INTRACEL"), a corporation organized under the laws of the Commonwealth of Massachusetts, and having its principal place of business at 359 Allston Street, Cambridge, MA 02139.

                                   WITNESSETH

        WHEREAS, TJU is engaged in programs of research in the medical and health fields, and its personnel have invented methods of intracellular immunization ("the Invention");

        WHEREAS, INTRACEL has filed U.S. Patent Application Serial No. 08/099,870, filed on July 30, 1993, entitled "Intracellular Immunization" ("the Basic Application");

        WHEREAS, INTRACEL is willing to transfer rights in the Basic Application to TJU, pursuant to the terms of this Agreement;

        WHEREAS, TJU has the right to grant the licenses set forth herein below;

        WHEREAS, INTRACEL and TJU are parties to a research agreement dated April 9, 1993, which is being extended concurrently with the execution of this Agreement, under which INTRACEL is funding research at TJU in the laboratory of Dr. Roger Pomerantz related to the Invention ("the Research Agreement");

        WHEREAS, INTRACEL does not now make or sell any products which embody the Invention, but desires to do so;

        WHEREAS, INTRACEL plans to have the capability to manufacture, market, and distribute products embodying the Invention;

        WHEREAS, INTRACEL desires to receive from TJU licenses to commercially manufacture and sell products embodying the Invention and TJU is willing to grant INTRACEL and its affiliates (as hereinafter defined) such licenses.


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                                       -2-

        NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I - DEFINITIONS

        1.01. The term "Patent Rights" shall mean the Basic Application and any patent application filed on any invention made in the course of the Research Agreement, and any divisions, continuations, continuations-in-part, or foreign counterparts thereof, or any Letters Patent issuing thereon or reissue, extension or reexamination thereof

        1.02. The term "Valid Claim" shall mean a claim of an issued patent or pending patent application within Patent Rights so long as such claim shall not have been disclaimed by TJU or shall not have been held invalid in an unappealed or unappealable decision rendered by a tribunal of proper jurisdiction. Any such claim finally held invalid shall be considered canceled from the Patent Rights, effective as of the date such claim is finally held invalid by a tribunal of proper jurisdiction in an unappealable decision.

        1.03. The term "Product(s)" shall mean products covered by a Valid Claim in the country of use or sale, or any other products, the normal and customary use of which, or the use of which pursuant to the associated labeling, are employed in the performance of processes covered by a Valid Claim in the country of use or sale, or as one or more claimed elements or claimed components in a product covered by a Valid Claim in the country of use or sale.

        1.04. The term "Affiliate(s)" as applied to INTRACEL shall mean any individual or company, in whatever country organized, directly or indirectly, controlling, controlled by, or under common control with INTRACEL. The term control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise .

        1.05. The term "Net Sales Price" shall mean the gross billing price of any Product, as invoiced to the customer, less:

           a.      invoice price credited or rebates on returns and allowances,
           b.      transportation and delivery charges or allowances,
           c.      customs, duties, and charges,
           d. sales, use, excise, value-added and other taxes or other governmental charges measured by sales.

Transfer of a Product to an Affiliate for sale by the Affiliate to a customer shall not be considered a sale; in the case of such a transfer, the Net Sales Price shall be based on the gross billing price of the Product by the Affiliate as invoiced to its customer.

        1.06. The term "Agreement Year" shall mean the yearly period beginning on the Effective Date and each succeeding year thereafter for the term of the Agreement.

ARTICLE II - GRANT OF LICENSES

        2.01. ABT hereby irrevocably transfers all rights, title, and interest in the Basic Application to TJU, and agrees to execute all documents necessary to perfect this transfer, including an assignment document to be recorded in the U.S. Patent and Trademark Office. This paragraph shall survive termination of this Agreement.

        2.02. TJU hereby grants to INTRACEL an exclusive worldwide right and license under Patent Rights to make, have made, use, and sell Products, and to grant to the purchaser of Products the right to use such purchased Products in accordance with Patent Rights. TJU retains the right to practice under Patent Rights for its own research purposes.

        2.03. TJU hereby grants to INTRACEL, subject to TJU's approval, the right to grant sublicenses under Patent Rights to any parties, provided however that such sublicenses are reduced to writing, contain provisions at least as favorable to TJU as those contained in this Agreement, and are submitted to TJU at least thirty (30) days in advance of signing for TJU's review and approval, which shall not be unreasonably withheld. Regardless of the terms of such sublicense, INTRACEL shall remain jointly and separately liable to TJU under the present Agreement for all obligations, including royalties, under this Agreement as if the sales of Products were made directly by INTRACEL under this Agreement.

        2.04. The rights granted to INTRACEL hereunder are subject to any prior rights which the U.S. Government (or any of its agencies) may have in or to the Patent Rights, as a result of 35 U.S.C. 200 et seq. or otherwise.


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                                       -4-


ARTICLE III - PAYMENTS

        3.01. In consideration of the rights and licenses herein granted to it, INTRACEL shall pay to TJU a royalty of two percent (2%) on the Net Sales Price of Products sold by INTRACEL, its affiliates, or its sublicensees. Royalties on sales of Products are payable by INTRACEL until the last patent under Patent Rights, embodying a Valid Claim, expires in all jurisdictions where the Products are made, used, or sold.

        3.02. INTRACEL shall pay to TJU license fee payments of one hundred thousand dollars ($100,000) per year, upon receiving from the Food and Drug Administration ("FDA") a New Drug Approval ("NDA") to market a Product, and at the beginning of each Agreement Year following such NDA, which shall be creditable in full against running royalties payable pursuant to paragraph 3.01 for the respective Agreement Year.

ARTICLE IV - BOOKS OF ACCOUNTS AND REPORTS

        4.01. INTRACEL shall keep and shall require its Affiliates and sublicensees to keep complete and accurate records of the sales of each Product and all data necessary for the computation of payments to be made to TJU hereunder. TJU shall have the right to nominate an independent Certified Public Accountant who shall have access to INTRACEL's records and those of its Affiliates and sublicensees during reasonable business hours for the purpose of verifying the payments made under this Agreement, but this right may not be exercised more than once in any year, and the accountant shall disclose to TJU only information relating to the accuracy of the payment report and the payments made in accordance with this Agreement, and the reasons for any discrepancy.

        4.02. Payments hereunder, when due, shall be made within thirty (30) days of the end of each Agreement Year quarter for the sales of each Product sold during that quarter. Such payments to TJU shall be accompanied by a statement showing all sales of Products, including the total Net Sales Price of the Products sold by INTRACEL, its Affiliates and its sublicensees, and such other particulars as are necessary for the account of the payments to be made pursuant to this Agreement. Payment of the amount due shall accompany such statement.

        4.03. All royalties hereunder shall be payable by INTRACEL to TJU in United States dollars by check or checks to the order of "Thomas Jefferson University".


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                                       -5-

        4.04. To the extent sales may have been made by INTRACEL in a foreign country, such royalty payment shall be made in United States dollars on the basis of conversion, from the currency of such foreign country, at the rate of exchange quoted by New York Clearing House Banks for outbound telegraphic transfers, on the last business day of the Agreement Year quarter when the sales occurred, and shall be paid at the time and in the manner set forth above, provided however, that royalties based on sales in any foreign country shall be payable to TJU subject to the exchange rate and only after deducting for exchange and all other charges due foreign governments, including withholding taxes, arising from the origin and transmittal of such royalties, and further provided that the foregoing is subject to the right of INTRACEL to make payment of royalties in any country where the currency is blocked and where legal conversions of the currency billed cannot be made into United States dollars by depositing such royalty payments in TJU's name in a bank designated by TJU within such country.

        4.05. INTRACEL shall pay interest to TJU on overdue payments at the rate of twelve percent (12%) per year.

ARTICLE V - FDA CLEARANCE

        5.01. INTRACEL shall, at its own expense, obtain all necessary clearances from governmental agencies to market each Product. Said request for market clearance shall be filed with the necessary governmental agencies by INTRACEL as soon as reasonably practical after a commercial embodiment of such Product is developed by or for INTRACEL. TJU agrees to cooperate with INTRACEL and to provide reasonable assistance where appropriate in obtaining any such clearance. INTRACEL shall indemnify, defend, and hold harmless TJU, its trustees, officers, staff and agents from any and all liability, judgments or expenses arising from failure to obtain any such clearance or violation of any governmental regulation related to the Product(s).

ARTICLE VI - PERFORMANCE

        6.01. INTRACEL shall use its best efforts to develop and market Products. At the end of each Agreement Year, INTRACEL shall provide TJU with a written report detailing INTRACEL's efforts to develop and market Products during that year.


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                                       -6-

        6.02. Concurrent with execution of this Agreement, INTRACEL and TJU shall extend the Research Agreement for an additional two year period covering the first two Agreement Years of this Agreement, under which INTRACEL shall fund research at TJU in the laboratory of Dr. Roger Pomerantz, related to the Invention, at levels of at least four hundred thousand dollars ($400,000) per year. Should the Research Agreement be terminated prior to the end of the second Agreement Year of this Agreement, then INTRACEL shall pay to TJU a license fee payment upon termination of the Research Agreement of fifty thousand dollars ($50,000), which shall be creditable in full against future royalties payable pursuant to paragraph 3.01.

        6.03. During each Agreement Year, beginning with the third, until an NDA is received from the FDA approval to market a Product, if INTRACEL is not conducting clinical trials of a Product during that Agreement Year, INTRACEL shall either fund research at TJU in the laboratory of Dr. Roger Pomerantz, related to the Invention, at funding levels mutually agreeable to the parties, or shall pay to TJU a license fee payment at the beginning of that Agreement Year of fifty thousand dollars ($50,000) per year, which shall be creditable in full against future royalties payable pursuant to paragraph 3.01.

ARTICLE VII - PATENT PROSECUTION AND LITIGATION

        7.01. All reasonable costs, incurred prior to and after the Effective Date of this Agreement relating to Patent Rights, including all costs incurred by TJU relating to the preparation, filing and prosecution, issuance, reissuance, reexamination, interference and maintenance shall be reimbursed by INTRACEL. TJU shall endeavor to insure that all patent applications, office actions, and responses to office actions concerning such Patent Rights shall be provided to INTRACEL. TJU shall endeavor not to irrevocably alter the scope of patent coverage within such Patent Rights without prior review by INTRACEL; any such modification shall not, however, require the approval of INTRACEL and INTRACEL shall not control the prosecution of the Patent Rights. In the event INTRACEL wishes to relieve itself of any obligation to pay for the future reasonable expenses of preparation, filing, prosecution, issuance, reissuance, reexamination, interference or maintenance of any Patent Rights submitted to INTRACEL by TJU under this paragraph, it may provide TJU with one-hundred and twenty (120) days notice of such decision, whereupon TJU may assume such costs and thereafter those Patent Rights for which INTRACEL elects not to cover patent costs shall be the sole property of TJU and not be subject to the right and licenses provided for in ARTICLE II. INTRACEL shall be responsible for all


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                                       -7-

reasonable expenses incurred prior to, or as a result of irrevocable action taken prior to, the effective date of such decision.

        7.02. INTRACEL shall take all appropriate steps to ensure that, if eligible, TJU will be able to obtain patent term extensions) pursuant to 35 U.S.C.156 et seq., as appropriate. INTRACEL shall keep TJU fully informed with respect to its submissions to governmental authorities for regulatory review for Products which may be eligible for patent term extension. INTRACEL acknowledges that time is of the essence with respect to submission of the application for patent term extension. INTRACEL shall send written notice to TJU within three
(3) business days of the date a Product receives permission under the provision of the law under which the applicable regulatory review period occurred for commercial marketing or use ("Approval Date"). INTRACEL shall provide all necessary information in its possession and reasonable assistance in preparing an application, if TJU is eligible, for patent term extension in compliance with 35 U.S.C. 156 et. seq. and any applicable governmental regulations within thirty
(30) days after Approval Date. INTRACEL agrees to cooperate fully with TJU in preparing such application for patent term extension. If eligible, TJU shall file, in their own name, such application for patent term extension. INTRACEL, if requested, agrees to join in such application for patent term extension. INTRACEL shall fully support such application and shall provide such information as may reasonably be requested in support of the application by TJU or by the government.

        7.03. In the event either party becomes aware of a suspected infringement of any patent under which INTRACEL is licensed hereunder, it shall promptly notify the other party of such suspected infringement. The parties shall commence discussions within ninety (90) days of said notification for the purpose of jointly evaluating said suspected infringement and for the purpose of determining what action shall be taken by the parties or either of them with respect thereto. If no agreement is reached as to the existence or non-existence of an infringement concerning any patent licensed to INTRACEL hereunder, the question of the existence of a sufficient degree of infringement to justify the institution of legal action shall be decided by an arbitrator who is an independent patent attorney selected by mutual agreement who shall hear and decide the question based only on oral argument lasting less than one day. The parties shall equally share the arbitrator's expenses. If the arbitrator concludes that the information and evidence then available are insufficient to conclude that there is such infringement sufficient to justify institution of legal action, no action shall be brought by either party unless and until newly discovered evidence resulting in


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                                       -8-


agreement between the parties or a contrary arbitrator's decision, is obtained.

        7.04. In the event there is agreement as to the existence of an infringement, or such is decided by the arbitrator, INTRACEL, in the first instance, shall have the first right to take such actions, including sublicensing or the institution of litigation, which it deems necessary in order to abate the infringement, and shall have the right to name TJU as a party plaintiff, if necessary, to the maintenance of such action.

        7.05. The parties recognize that the scope and/or validity of any TJU patent under the Patent Rights involved in litigation is likely to be raised as an issue by any actual or alleged infringer, and that an adverse decision relating to that patent might significantly reduce the royalties due and payable by INTRACEL under this Agreement. The parties further recognize that any litigation enforcing that subject patent is likely to involve document production, deposition testimony, discovery responses, and trial appearances by TJU and/or its inventors and other personnel. Accordingly, in the event that INTRACEL initiates and controls any litigation where the scope or validity of any TJU patent licensed hereunder is in issue, INTRACEL agrees to reimburse TJU for its reasonable expenses of every kind and character necessarily incurred by TJU and its personnel in connection with the litigation, including reasonable consultation fees for TJU's inventors and other personnel who are called to provide deposition and/or trial testimony in connection with the litigation and including TJU's reasonable legal expenses necessarily incurred in connection with that litigation. In connection with such litigation, TJU may select their own counsel to consult with lead trial counsel of INTRACEL's choice, to advise TJU concerning the progress of the ongoing litigation and to otherwise represent TJU and its personnel in connection with the litigation. INTRACEL shall also reimburse TJU for such other reasonable expenses, including out-of-pocket disbursements for travel, stenographers fees, photocopying, etc. as may be necessarily incurred by TJU in connection with the litigation. In the event INTRACEL institutes and controls any litigation involving any TJU patent licensed hereunder, INTRACEL shall also hold TJU free, clear and harmless from any and all damages which may be assessed against TJU on account of any provision of the patent or antitrust laws, or otherwise, unless such damages arise out of acts or omissions attributed solely to TJU, and in which INTRACEL has not been found to be a joint tortfeasor, or if TJU has intentionally, willfully or wantonly caused or contributed to the events on which said damages are based.

        7.06. If INTRACEL does not bring suit against the alleged infringer,


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                                       -9-

according to the provisions of Paragraph 7.04, within one hundred twenty (120) days after agreement concerning infringement is reached or the arbitrator so decides, TJU shall have the right, but not the obligation, to take such action as it deems appropriate to abate the infringement, including bringing suit for such infringement, joining INTRACEL as a party plaintiff, if necessary, to maintain such action. Provided that TJU has first brought a lawsuit against the alleged infringer to abate the infringement, TJU shall be permitted to settle the lawsuit by licensing the alleged infringer. In the event TJU licenses the infringer, TJU shall share any amounts received from that license equally with INTRACEL, after deductions of TJU's expenses in connection with such action.

        a. In the event litigation is instituted by TJU, INTRACEL shall have the right to be represented by counsel of its own selection, at its own expense and shall be provided an opportunity to consult on all matters of significance relating to the preparation and prosecution of the case for trial.

        7.07. In any event, the party bringing or controlling the litigation shall diligently prosecute the litigation. In the event either party is dissatisfied with such litigation, consultation shall be had to determine whether the control and/or costs of the litigation should be shared with or transferred to the other party.

        7.08. In the event that any such litigation is successful, and amounts collected is a consequence thereof, such amounts shall be divided between TJU and INTRACEL in accordance with the relative percentage of cost disbursed by each party in connection therewith, except that if INTRACEL shall have expended more than ninety-three (93%) of the litigation costs, INTRACEL shall first receive full credit for all unreimbursed costs which it has expended, then and thereafter TJU shall receive seven percent (7%) of the proceeds, if any, in excess of such costs. In the event the litigation is settled, an amount shall be deducted from the proceeds of that settlement sufficient to reimburse the parties for all legal expenses and costs incurred and paid by the parties in connection with such litigation, whereupon the remainder shall be divided equally between the parties. If the settlement is insufficient to permit full reimbursement of both parties' costs and expenses, the settlement shall be divided between TJU and INTRACEL in accordance with the relative percentage of costs and expenses disbursed by each party in connection with the litigation.

ARTICLE VIII - INDEMNIFICATION AND INSURANCE

        8.01. INTRACEL hereby waives any claim against TJU and agrees to


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                                      -10-

indemnify, defend, and hold harmless, TJU, its trustees, officers, staff and agents from all liabilities, demands, damages, expenses and losses (including attorneys' fees) arising out of, or in connection with this Agreement (collectively the "Indemnified Losses"), including without limitation Indemnified Losses resulting from any use, sale, or other disposition of Products, and any claim that INTRACEL's use, sale, or other disposition of Products infringes or violates any patent or other intellectual property rights. The indemnification rights contained herein are in addition to all rights which TJU may have at law, in equity, or otherwise.

        8.02. Prior to the first human use of any Product, INTRACEL shall obtain and maintain commercial general liability insurance, including commercial liability, products liability, and completed operations insurance coverage in the minimum amounts of five million dollars ($5,000,000) per loss, including coverage for any and all prior acts arising from the sale of Products and contractual liability coverage which, by virtue of the aforementioned indemnification clause, makes the above identified indemnities named as additional insureds under this coverage. Evidence of extended reporting period coverage at original policy limits, if applicable, in the event either the insured or insurer cancels must also be provided. A certificate of insurance evidencing such coverage will be provided to TJU prior to the first human use of Products.


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                                      -11-

ARTICLE IX - DURATION AND TERMINATION

        9.01. Unless sooner terminated as herein provided, this Agreement shall continue in effect until the expiration of the last to expire patent of the Patent Rights.

        9.02. This Agreement and all rights and licenses granted hereunder to INTRACEL may sooner be terminated, as follows:

        a. By INTRACEL, at any time giving TJU one hundred twenty (120) days advance written notice thereof, by paying all amounts due, including unpaid license fees and minimum and earned royalties on the Products sold, prior to the effective date of termination, and by thereafter ceasing to sell Products.

        b. By TJU effective immediately on written notice to INTRACEL if
INTRACEL:

        i. files or has filed against it a petition under the Federal Bankruptcy Act, or

        ii. makes an assignment for the benefit of creditors or has a receiver appointed for it, or otherwise takes advantage of laws designed for the relief of debtors, all to the extent permitted by the Bankruptcy Reform Act of 1978.

        c. BY TJU upon written notice in the event INTRACEL shall fail to make any royalty or other payment due hereunder, including any minimum royalty payment, provided however that INTRACEL shall have sixty (60) days from said notice to cure such default by making all such payments.

        d. Should a party hereto fail to perform any material covenant of this Agreement on its part to be performed, then upon written notice of such failure from the other party, the party in breach or default shall have ninety (90) days from the date of notice to correct the breach or default, and upon failure to do so, the party not in breach or default may cancel and terminate this Agreement upon written notice, unless this Agreement shall require other remedies.

ARTICLE X - MISCELLANEOUS

        10.01. This Agreement constitutes the entire understanding between the parties with respect to the obligations of the parties hereto, and supersedes and


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                                      -12 -

replaces all prior agreements, understandings, writings and discussions between the parties relating to the subject matter of this Agreement.

        10.02. This Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by the parties or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by either party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of any other condition or term.

        10.03. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assignees. The term INTRACEL as used herein shall be deemed to include its Affiliates unless the context clearly requires otherwise.

        10.04. Any delays in or failure of performance by either party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the party affected, including but not limited to acts of God; acts, regulations or laws of any government; strikes or other concerted acts of workers; fires; floods; explosions; riots; illness; death; incapacity; disability; wars; rebellion and sabotage; and any time for performance hereunder shall be extended by the actual time of delay caused by such occurrence.

        10.05. INTRACEL and TJU shall not use the name of the other or the names of any of the other's staff members, employees or students or any adaptation thereof in any advertising, promotional or sales literature to the extent such use might imply a relationship between the parties or approval or endorsement by TJU of any Product or method described in any such literature without the prior written approval of the other party, which will not be unreasonably withheld.

        10.06. Any notice required or permitted to be given hereunder shall be deemed sufficient if mailed by registered or certified mail (return receipt requested) or delivered by hand to the party to whom such notice is required or permitted to be given.

All notices to TJU shall be addressed as follows:

           THOMAS JEFFERSON UNIVERSITY
           OFFICE OF TECHNOLOGY TRANSFER
           1020 LOCUST ST.
           PHILADELPHIA, PA 19107
           ATTENTION: DIRECTOR

AU notices to INTRACEL shall be addressed as follows:

           INTRACEL CORPORATION
           359 ALLSTON STREET
           CAMBRIDGE, MA 02139
           ATTENTION: PRESIDENT

        10.07. INTRACEL and its sublicensees, if any, shall comply with all Federal and foreign jurisdiction laws in respect of patent marking, if any, but the selection, location and particulars of such marking shall be at INTRACEL's discretion.

        10.08. In the event of any unresolvable dispute, difference, or question arising between the parties in connection with this Agreement or any clause or the construction thereof, or the rights, duties or liabilities of either party, or the scope or validity of any patent licensed hereunder, the matter shall be submitted for arbitration in accordance with the Patent Arbitration Rules of the American Arbitration Association. A single arbitrator shall be appointed by agreement of the parties to resolve all such disputes, differences or questions. The arbitrator shall be guided by the contents of this Agreement in arriving at a decision to resolve the dispute, but may rely on extrinsic evidence where appropriate and/or necessary. The parties shall share the cost of the arbitration unless, in the arbitrator's opinion, the position advanced by one of the parties, or the nature or manner of presenting it, is such that it would be unfair to so apportion such expenses, in which case the arbitrator may apportion such expenses differently. In cases where validity or scope of a patent is in issue, either party shall have the right to elect to have the arbitration conducted by three arbitrators, each party selecting one and those arbitrators selecting the third.

        10.09. This Agreement shall not be assignable by any party without the others' written consent.

        10.10. If any provisions of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or unenforceable under current applicable law from time to time in effect during the term hereof, then in that event, it is the intention of the parties that the remainder of this Agreement shall not be affected thereby.

        10.11. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania.

THE PARTIES have duly executed this Agreement as of the date first above written.

FOR TJU:                                   FOR INTRACEL:


/s/  JUSSI J. SAUKKONEN                    /s/  SIMON R. McKENZIE
-------------------------------            ------------------------------------
JUSSI J. SAUKKONEN, M.D.                   SIMON R. McKENZIE
DEAN, COLLEGE OF GRADUATE STUDIES &        PRESIDENT & CEO
VICE PRESIDENT FOR SPECIAL PROGRAMS


June 29, 1994                              July 1, 1994
-------------------------------            ------------------------------------
DATE                                       DATE

                             [INTRACEL LETTERHEAD]

January 24,1997


Dr. Roger Pomerantz
Thomas Jefferson University
Jefferson Medical College
329 D Jefferson Alumni Hall
1020 Locust Street
Philadelphia, PA 19107-6799

Dear Dr. Pomerantz:

We would like to extend our April 9, 1993 Research Agreement (as amended by our July 1, 1994 Letter Agreement) for a further period of two (2) years from July 15, 1996. The following terms and conditions apply to the current extension:

1. Within thirty (30) days of the date of this letter, Thomas Jefferson University ("the University") and Intracel Corporation ("the Company") will agree upon a written research protocol ("the Protocol") for the period of this extended Agreement.

The work described in the Protocol shall be carried out by the University for the Company, under your scientific control, provided the Protocol is given prior approval and that on-going reviews by all appropriate and necessary authorities are in accordance with all applicable laws and regulations. The University shall obtain the aforesaid necessary or appropriate written evidence of all requisite review and approval, including that of the Institutional Animal Care and Use Committee (IACUC) and the Institutional Biosafety and Institutional Review Board
(IRB). The Protocol may be amended from time to time upon written agreement of the parties hereto and with the written approval of any authority that is required to approve the amendment.

2. In consideration of your performance of the Protocol, the Company shall pay the University $800,000 in accordance with Appendix B attached to this Letter Agreement. Payments are subject to the submission of satisfactory progress reports as specified in the following Paragraph 3.

3. The University shall submit to the Company written progress reports at the end of each quarter detailing the progress made during the quarter and any resulting amendments or alterations required to the Protocol.

4. All inventions made by the University in performing the Protocol shall be subject to the License Agreement between the University and the Company dated June 1, 1994.

5. Subject to Paragraph 6 hereof, results of the Protocol may be published to the scientific community provided that the Company's patent rights and/or patenting opportunities set forth in Paragraph 4 are not compromised and the Company is allowed to review and suggest revisions to any proposed publication for sixty (60) days prior to submission for publication.

6. The University and the Company agree to maintain in confidence for a period of three (3) years from the date of termination of this Agreement all confidential information received from the other party. Such obligation of confidentiality shall not apply to any information which, at the time of disclosure, was in the possession of the receiving party, was generally available to the public or thereafter becomes generally available to the public through a source other than the receiving party, was rightfully obtained from a third party, or was developed by or for the receiving party independent of any disclosure under this Agreement. In addition to the above exclusions, the receiving party shall have the right to disclose the disclosing party's confidential information, if the receiving party is required to do so by the order of any governmental authority or by final judicial order.

7. The Company agrees to indemnify, defend, and hold harmless, the University, its trustees, officers, staff and agents from all liabilities, demands, damages, expenses and losses which do not arise from the negligence of the University in the performance of the Protocol. This paragraph shall apply with the proviso that the University promptly notifies the Company in writing after the University receives notice of any claim and the University fully cooperates with the Company in the defense of any such claim.

8. Neither party will employ or use the name of the other party or its employees in any form for public distribution without the prior written consent of the other party.

9. The University shall at all times during the performance of this Agreement be and remain an independent contractor and not an employee, agent or joint venturer of or with the Company.

10. This Agreement is not assignable by either party except that the Company may assign this Agreement to its affiliates without the prior consent of the University.

11. Either party may terminate this Agreement upon ninety (90) days written notice to the other party if:

        (a) Dr. Roger Pomerantz is unable or unwilling to continue as the Principal Investigator; or

        (b) In the opinion of either party, based upon a reasonable interpretation of results of studies performed in carrying out the Protocol, a clinically effective anti-HIV product cannot be developed in a timely fashion.

In the event of cancellation of this Agreement pursuant to Paragraph 11, the University shall be paid for uncancellable obligations properly incurred in accordance with the Budget and Payment Schedule prior to the date of any notice of termination. In the event of cancellation, the University shall promptly transfer to the Company all ongoing experiments data and copies of data generated under this Agreement.

12. The validity and interpretation of this Agreement shall be governed by the laws of the State of Washington.

13. This Agreement constitutes the entire understanding between the parties with respect to their obligations hereto. This Agreement supersedes all prior understandings among the parties, written and oral, and may not be modified except by written amendment executed by the parties.

14. Any and all notices required to be provided under this Agreement shall be sent to the addresses below, unless otherwise previously indicated in writing by either of the parties:


              To the University:          Associate Dean of Scientific Affairs
                                          Jefferson Medical College
                                          1020 Locust Street, M-5 JAH
                                          Philadelphia, PA 19107


              To the Company:             Simon R. McKenzie
                                          Chairman & CEO
                                          Intracel Corporation
                                          1871 N.W. Gilman Boulevard
                                          Issaquah, WA 98027

If the terms are satisfactory, please sign both copies and return them at your earliest convenience. A fully executed copy will be returned to you.


Sincerely,


[SIG]

Matthew L. Root
Chief Financial Officer
   On Behalf of:
Simon R. McKenzie
Chairman & CEO


ACCEPTED FOR THE COMPANY                     ACCEPTED FOR THE UNIVERSITY

By   /s/  MATTHEW L. ROOT                    By   /s/  THOMAS WUDARSKI
  -------------------------------              -------------------------------
     Matthew L. Root
Title: Chief Financial Officer
On Behalf of:
Simon R. McKenzie                            Thomas Wudarski
Title: Chairman & CEO                        Title: MANAGER, RESEARCH ADM
                                                   ---------------------------

Dated: January 24, 1997                      Dated:  2/10/97
      -------------------------------              ---------------------------


                                      [SIG]

                             [INTRACEL LETTERHEAD]

January 31, 1997


Mr. Al Bono
Laboratory Coordinator
Division of Infectious Diseases
Thomas Jefferson University
329D Jefferson Alumni Hall
1020 Locust Street
Philadelphia, PA 19107

Dear Mr. Bono:

Pursuant to our discussions, and in the interest of continuing our mutually beneficial arrangements, Intracel Corporation herein proposes an arrangement to supplement the Letter Agreement dated January 27,1997.

Specifically, in order to cover certain outside expenses associated with the joint programs currently underway, Intracel agrees to assume the liability of currently outstanding invoices due to Magenta Corporation by Thomas Jefferson University for an amount not to exceed $156,025.

While this commitment by Intracel to the Magenta Corporation work is herein limited, all three of the parties referenced recognize that the reasonable cooperation of the parties is required. Further commitments can be reached by additional Letter Agreements.

Sincerely yours,


/s/  SIMON R. McKENZIE
-----------------------------
Simon R. McKenzie
Chairman & CEO


Accepted & Agreed by                          Accepted & Agreed by
Intracel Corporation                          Thomas Jefferson University


By:    SIMON R. McKENZIE                      By:  /s/  ROGER J. POMERANTE
-------------------------------                  -------------------------------
       Simon R. McKenzie
       Chairman & CEO
Dated: January 31, 1997                       Dated: 1/31/97

                             [INTRACEL LETTERHEAD]



July 15, 1996

Dr. Roger Pomerantz
Thomas Jefferson University
Jefferson Medical College
329 D Jefferson Alumni Hall
1020 Locust Street
Philadelphia, PA 19107-6799

Dear Dr. Pomerantz:

We would like to extend our April 9, 1993 Research Agreement (as amended by our July 1, 1994 letter agreement) for a further period of two (2) years from July 15, 1996 on the following terms and conditions:

1. Within thirty (30) days of the date of this letter, Thomas Jefferson University ("the University") and Intracel Corporation ("the Company") will agree upon a written research protocol ("the Protocol") for the period of this extended agreement.

The work described in the Protocol shall be carried out by the University for the Company, under your scientific control, provided the Protocol is given prior approval and that on-going reviews by all appropriate and necessary authorities are in accordance with all applicable laws and regulations. The University shall obtain the aforesaid necessary or appropriate written evidence of all requisite review and approval, including that of the Institutional Animal Care and Use Committee (IACUC) and the Institutional Biosafety and Institutional Review Board
(IRB). The Protocol may be amended from time to time upon written agreement of the parties hereto and with the written approval of any authority that is required to approve the amendment.

2. In consideration of your performance of the Protocol, the Company shall pay the University $800,000 in accordance with Appendix B attached to this letter agreement. Payments are subject to the submission of satisfactory progress reports as specified in the following Paragraph 3.

3. The University shall submit to the Company written progress reports at the end of each quarter detailing the progress made during the quarter and any resulting amendments or alterations required to the Protocol.

4. All inventions made by the University in performing the Protocol shall be subject to the License Agreement between the University and the Company dated June 1, 1994.

5. Subject to Paragraph 6 hereof, results of the Protocol may be published to the scientific community provided that the Company's patent rights and/or patenting opportunities set forth in Paragraph 4 are not compromised and the Company is allowed to review and suggest revisions to any proposed publication for sixty days (60) prior to submission for publication.

6. The University and the Company agree to maintain in confidence for a period of three (3) years from the date of termination of this Agreement all confidential information received from the other party. Such obligation of confidentiality shall not apply to any information which, at the time of disclosure, was in the possession of the receiving party, was generally available to the public or thereafter becomes generally available to the public through a source other than the receiving party, was rightfully obtained from a third party, or was developed by or for the receiving party independent of any disclosure under this Agreement. In addition to the above exclusions, the receiving party shall have the right to disclose the disclosing party's confidential information, if the receiving party is required to do so by the order of any governmental authority or by final judicial order.

7. The Company agrees to indemnify, defend, and hold harmless, the University, its trustees, officers, staff and agents from all liabilities, demands, damages, expenses and losses which do not arise from the negligence of the University in the performance of the Protocol. This paragraph shall apply with the proviso that the University promptly notifies the Company in writing after the University receives notice of any claim and the University fully cooperates with the Company in the defense of any such claim.

8. Neither party will employ or use the name of the other party or its employees in any form for public distribution without the prior written consent of the other party.

9. The University shall at all times during the performance of this Agreement be and remain an independent contractor and not an employee, agent or joint venturer of or with the Company.

10. This Agreement is not assignable by either party except that the Company may assign this agreement to its affiliates without the prior consent of the University.

11. Either party may terminate this Agreement upon ninety (90) days written notice to the other party if:

        (a) Dr. Roger Pomerantz is unable or unwilling to continue as the Principal Investigator; or

        (b) In the opinion of either party, based upon a reasonable interpretation of results of studies performed in carrying out the Protocol, a clinically effective anti-HIV product cannot be developed in a timely fashion.

In the event of a cancellation of this Agreement pursuant to Paragraph 11, the University shall be paid for uncancellable obligations properly incurred in accordance with the Budget and Payment Schedule prior to the date of any notice of termination. In the event of cancellation, the University shall promptly transfer to the Company all ongoing experiments data and copies of data generated under this Agreement.

12. The validity and interpretation of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

13. This Agreement constitutes the entire understanding between the parties with respect to their obligations hereto. This Agreement supersedes all prior understandings among the parties, written and oral, and may not be modified except by written amendment executed by the parties.

14. Any and all notices required to be provided under this Agreement shall be sent to the addresses below, unless otherwise previously indicated in writing by either of the parties:

     To the University:       Joseph R. Sherwin, Ph.D.
                              Associate Dean of Scientific Affairs
                              Jefferson Medical College
                              1020 Locust Street, M-5 JAH
                              Philadelphia, PA 19107

     To the Company:          Simon R. McKenzie
                              President and Chief Executive Officer
                              Intracel Corporation
                              359 Allston Street
                              Cambridge, MA 02139

If the terms are satisfactory, please sign both copies and return them at your earliest convenience. A fully executed copy will be returned to you.

Sincerely,

Simon R. McKenzie
President & CEO


ACCEPTED FOR THE COMPANY                     ACCEPTED FOR THE UNIVERSITY

By:  /s/ SIMON R. MCKENZIE                   By:
   ---------------------------                   -------------------------
       Simon R. McKenzie
Title: President & CEO                       Title:
                                                    ----------------------

Date: July 15, 1996                          Date:
      ------------------------                      ----------------------

                             [INTRACEL LETTERHEAD]

July 1, 1994


Dr. Roger Pomerantz
Thomas Jefferson University
Jefferson Medical College
329 D Jefferson Alumni Hall
1020 Locust Street
Philadelphia, PA 19107-6799

Dear Dr. Pomerantz:

We would like to extend our April 9, 1993 Research Agreement for a period of two (2) years from July 15, 1994 on the following terms and conditions:

1. Within thirty (30) days of the date of this letter, Thomas Jefferson University ("the University") and Intracel Corporation ("the Company") will agree upon a written research protocol ("the Protocol") for the period of this extended agreement.

The work described in the Protocol shall be carried out by the University for the Company, under your scientific control, provided the Protocol is given prior approval and that on-going reviews by all appropriate and necessary authorities are in accordance with all applicable laws and regulations. The University shall obtain the aforesaid necessary or appropriate written evidence of all requisite review and approval, including that of the Institutional Animal Care and Use Committee (IACUC) and the Institutional Biosafety and Institutional Review Board (IRB). The Protocol may be amended from time to time upon written agreement of the parties hereto and with the written approval of any authority that is required to approve the amendment.

2. In consideration of your performance of the Protocol, the Company shall pay the University $800,000 in accordance with Appendix B attached to this letter agreement. Payments are subject to the submission of satisfactory progress reports as specified in the following Paragraph 3.

3. The University shall submit to the Company written progress reports at the end of each quarter detailing the progress made during the quarter and any resulting amendments or alterations required to the Protocol.

4. All inventions made by the University in performing the Protocol shall be subject to the License Agreement between the University and the Company dated June 1, 1994.

5. Subject to Paragraph 6 hereof, results of the Protocol may be published to the scientific community provided that the Company's patent rights and/or patenting opportunities set forth in Paragraph 4 are not compromised and the Company is allowed to review and suggest revisions to any proposed publication for sixty days (60) prior to submission for publication.

6. The University and Company agrees to maintain in confidence for a period of three (3) years from the date of termination of this Agreement all confidential information received from the other party of this Agreement. Such obligation of confidentiality shall not apply to any information which, at the time of disclosure, was in the possession of the receiving party, was generally available to the public or thereafter becomes generally available to the public through a source other than the receiving party, was rightfully obtained from a third party, or was developed by or for the receiving party independent of any disclosure under this Agreement. In addition to the above exclusions, the receiving party shall have the right to disclose the disclosing party's confidential information, if the receiving party is required to do so by the order of any governmental authority or by final judicial order.

7. The Company agrees to indemnify, defend, and hold harmless, the University, its trustees, officers, staff and agents from all liabilities, demands, damages, expenses and losses which do not arise from the negligence of the University in the performance of the Protocol. This paragraph shall apply with the proviso that the University promptly notifies the Company in writing after the University receives notice of any claim and the University fully cooperates with the Company in the defense of any such claim.

8. Neither party will employ or use the name of the other party or its employees in any form for public distribution without the prior written consent of the other party.

9. The University shall at all times during the performance of this Agreement be and remain an independent contractor and not an employee, agent or joint venturer of or with the Company.

10. This Agreement is not assignable by either party except that the Company may assign this agreement to its affiliates without the prior consent of the University.

11. Either party may terminate this Agreement upon ninety (90) days written notice to the other party if:

          (a) Dr. Roger Pomerantz is unable or unwilling to continue as the Principal Investigator; or

          (b) In the opinion of either party, based upon a reasonable interpretation of results performed in carrying out the Protocol, a clinically effective anti-HIV product cannot be developed in a timely fashion.

In the event of a cancellation of this Agreement pursuant to Paragraph 11, the University shall be paid for uncancellable obligations properly incurred in accordance with the Budget and Payment Schedule prior to the date of any notice of termination. In the event of cancellation, the University shall promptly transfer to the Company all ongoing experiments data and copies of data generated under this Agreement.

12. The validity and interpretation of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

13. This Agreement constitutes the entire understanding between the parties with respect to their obligations hereto. This Agreement supersedes all prior understandings among the parties, written and oral, and may not be modified except by written amendment executed by the parties.

14. Any and all notices required to be provided under this Agreement shall be sent to the addresses below, unless otherwise previously indicated in writing by either of the parties:

     To the University: Joseph R. Sherwin, Ph.D.
                              Associate Dean of Scientific Affairs
                              Jefferson Medical College
                              1020 Locust Street, M-5 JAH
                              Philadelphia, PA 19107

     To the Company:          Simon R. McKenzie
                              President and Chief Executive Officer
                              Intracel Corporation
                              359 Allston Street
                              Cambridge, MA 02139

If the terms are satisfactory, please sign both copies and return them at your earliest convenience. A fully executed copy will be returned to you.


Sincerely,

/s/ SIMON R. MCKENZIE
---------------------
Simon R. McKenzie
President & CEO


ACCEPTED FOR THE COMPANY           ACCEPTED FOR THE UNIVERSITY


By: /s/ SIMON R. MCKENZIE          By: /s/ JOSEPH R. SHERWIN
    ---------------------          ----------------------------
Title: Simon R. McKenzie           Title: Joseph R. Sherwin, Ph.D.
                                           Associate Dean of Scientific Affairs
Date: 7/6/1994                     Date: 7/25/94

                  [AMERICAN BIO-TECHNOLOGIES, INC. LETTERHEAD]


April 9, 1993


Dr. Roger Pomerantz
Thomas Jefferson University
Jefferson Medical College
329 D Jefferson Alumni Hall
1020 Locust Street
Philadelphia, PA 19107-6799



Dear Dr. Pomerantz,


This letter of Agreement confirms our mutual interests and understandings with respect to a research project initiated by American Bio-Technologies, Inc. and entitled INTRACEL, the scope of which is outlined in the attached research protocol ("the Protocol").

1. The work described in the Protocol (the Study) shall be carried out by Thomas Jefferson University (University) for American Bio-Technologies, Inc. (Company), under your scientific control, provided the Protocol is given prior approval and that on-going reviews by all appropriate and necessary authorities are in accordance with all applicable laws and regulations. The University shall obtain the aforesaid necessary or appropriate written evidence of all requisite review and approval, including that of the Institutional Animal Care and Use Committee (IACUC), Institutional Biosafety and Institutional Review Board (IRB). The Protocol may be amended from time to time upon written agreement of the parties hereto and with the written approval of the authority that is required to approve the amendment.

2. This study shall begin upon receipt by ABT of satisfactory in vitro data from your laboratory and shall not extend beyond 12 months unless agreed to in writing by the parties hereto.

5. In consideration of performance of the Study, the Company shall pay the University in accordance with the attached Budget (Appendix A) an amount not to exceed $222,750. Payments are subject to the submission of satisfactory reports as specified in Paragraph 4 and should be made payable to Thomas Jefferson University.

4. The University shall furnish the Company reports resulting from the Study as specified in the Protocol. The University shall also provide the Company periodic reports concerning the Study.

5. Should any invention be made arising out of the Study by an employee of the University beyond the immediate scope of this Agreement and the Protocol, the University as assignee pursuant to its Patent Policy, will offer the Company first opportunity to enter into an exclusive license agreement to practice such invention. The terms of the license shall be established by negotiation, but in any case shall be royalty bearing and shall be for the life of the patent and shall be on terms no less favorable to the Company than terms offered then or thereafter to other licensees for other comparable technologies.

6. Subject to Section 7 hereof, results of the Study may be published to the scientific community provided that the Company's patent rights and/or patenting opportunities set forth in Paragraph 5 are not compromised and the Company is allowed to review and suggest revisions to any proposed publication for sixty days (60) prior to submission for publication.

7. The University agrees to maintain in confidence for a period of three (3) years from the date of termination of this Agreement all confidential information received from the company or developed under the terms of this Agreement. Such obligation of confidentiality shall not apply to any information which, at the time of disclosure, was in the possession of the University, was generally available to the public or thereafter becomes generally available to the public through a source other than the University, was rightfully obtained from a third party, or was developed by or for the University independent of any disclosure under this Agreement. In addition to the above exclusions, the University shall have the right to disclose the Company's confidential information, if the University is required to do so by the order of any governmental authority or by final judicial order.

8. The Company agrees to indemnify, defend, and hold harmless, the University, its trustees, officers, staff and agents from all liabilities, demands, damages, expenses and losses arising out of, or in connection with Study except to the extent that such liabilities, demands, damages, expenses and losses arise from the negligence of the University. This paragraph shall apply with the proviso that (a) the University promptly notifies the Company in writing after the University receives notice of any claim and (b) the University fully cooperates with the Company in the defense of any such claim.

9. Neither party shall employ or use the name of the other party or its employees in any form for public distribution without prior written consent.

10. The University shall at all times during the performance of this Agreement be and remain as an independent contractor and not as an employee, agent, or joint venturer of or with the Company.

11. This Agreement is not assignable by either party except that the Company may assign this agreement to its affiliates without prior consent of the University.

12. The party may terminate this Agreement upon ninety (90) days written notice to the other party. The University shall be paid for uncancellable obligations properly incurred in accordance with the Budget and Payment Schedule prior to the date of notice of termination. In the event of cancellation, the University shall promptly transfer to the Company all ongoing experiments data and copies of data generated under this Agreement.

13. The validity and interpretation of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

14. This Agreement constitutes the entire understanding between the parties with respect to their obligations hereto. This Agreement supersedes all prior understandings among the parties, written and oral, and may not be modified except by written amendment executed by the parties.

15. Any and all notices required to be provided under this Agreement shall be sent to the addresses below, unless otherwise previously indicated in writing by either of the parties:

     To the University,:     Joseph R. Sherwin, Ph.D.
                             Associate Dean of Scientific Affairs
                             Jefferson Medical College
                             1020 Locust Street, M-5 JAH
                             Philadelphia, PA 19107

     To the Company:         American Bio-Technologies, Inc.
                             359 Allston Street
                             Cambridge, MA 02139


If the terms are satisfactory, please sign both copies and return them at your earliest convenience. A fully executed copy will be returned to you.


                                       Sincerely

                                       /s/ SIMON R. MC KENZIE
                                       Simon R. McKenzie
                                       President




ACCEPTED FOR THE COMPANY                    ACCEPTED FOR THE UNIVERSITY


By:/s/ SIMON R. MC KENZIE                By: /s/ JOSEPH R. SHERWIN
   -------------------------------          ------------------------------------
                                            JOSEPH R. SHERWIN, PH.D.
                                            ASSOCIATE DEAN OF SCIENTIFIC AFFAIRS
Title: Simon R. McKenzie                 Title:
      -------------------------------          ---------------------------------

Date: April 9, 1993                      Date:   4/12/93
                                              ----------------------------------

                        REVISED                             February 7, 1997

                    APPENDIX B: PAYMENT SCHEDULE, YEARS 3-4

                      YEAR 3 (JULY 15, 1996-JULY 14, 1997)

  Date             Quarter          Direct Costs            Indirect Costs
 9/30/96          Quarter 1         $ 67,340.00             $      0.00*
12/31/96          Quarter 2         $ 67,340.00             $      0.00**
 3/31/97          Quarter 3         $ 67,340.00             $ 65,320.00
 6/30/97          Quarter 4         $ 67,340.00             $ 65,320.00
                                    -----------             -------------
                  TOTAL             $269,360.00             $130,640.00

*  Paid
** $16,150 Paid

                      YEAR 4 (JULY 15, 1997-JULY 14, 1998)

  Date             Quarter          Direct Costs            Indirect Costs
 9/30/96          Quarter 1         $ 67,340.00             $      0.00*
12/31/98          Quarter 2         $ 67,340.00             $      0.00**
 3/31/98          Quarter 3         $ 67,340.00             $ 65,320.00
 6/30/98          Quarter 4         $ 67,340.00             $ 65,320.00
                                    -----------             -------------
                  TOTAL             $269,360.00             $130,640.00

For Intracel Corporation              For Thomas Jefferson University

/s/  MATTHEW L. ROOT                  /s/  ROGER J. POMERANTZ
---------------------------------     ------------------------------------------
Name:  Matthew L. Root                Name:  Roger J. Pomerantz, M.D.
Title: Chief Financial Officer        Title: Professor of Medicine, Chief,
                                             Division of Infectious Diseases,
                                             Director, Center for Human Virology

                                   APPENDIX B

                          BUDGET AND PAYMENT SCHEDULE

                     Year 2 (July 15, 1994 - July 14, 1995)


                               Direct Costs           Indirect Costs
Quarter 1                      $67,350                $ 0

Quarter 2                      $67,350                $ 0

Quarter 3                      $67,350                $65,300

Quarter 4                      $67,350                $65,300



                     Year 3 (July 15, 1995 - July 14, 1996)


                               Direct Costs           Indirect Costs
Quarter 1                      $67,350                $ 0

Quarter 2                      $67,350                $ 0

Quarter 3                      $67,350                $65,300

Quarter 4                      $67,350                $65,300

                                   APPENDIX A

                      INTRACEL BUDGET AND PAYMENT SCHEDULE


                               Direct                 Indirect
Quarter 1                      $37,500                $ 0

Quarter 2                      $37,500                $ 0

Quarter 3                      $37,500                $36,375

Quarter 4                      $37,500                $36,375



        Above-mentioned quarterly payments shall be made in advance on or about the first day of each quarter with the first payment being made on the initiation of the study as provided in Section 2 of the letter of Agreement.